UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2015

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio	31-1042001
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 001-34762

255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (877) 322-9530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K                                First Financial Bancorp.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2015, the Board of Directors of First Financial Bancorp. (the “Company”) increased the size of the Board from 13 directors to 14 directors. On the same date, the Board elected John T. Neighbours, a partner in the law firm of Faegre Baker Daniels LLP, to fill the vacancy resulting from such increase, effective August 24, 2015. As a non-employee director, Mr. Neighbours will receive the same compensation paid to other non-employee directors of the Company (pro-rated for the period of his service as a director in 2015) in accordance with the policies and procedures previously approved by the Board for non-employee directors, as disclosed in the Company’s most recent Proxy Statement filed with the SEC on April 13, 2015.
There was no arrangement or understanding between Mr. Neighbours and any other person, pursuant to which Mr. Neighbours was elected as a director. In addition, there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Neighbours has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.
The Board has not yet appointed Mr. Neighbours to any Board committee.
On August 3, 2015, the Company issued a press release announcing the election of Mr. Neighbours to the Board. A copy of the press release is attached to this Report as exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release, dated August 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By: /s/ John M. Gavigan
John M. Gavigan
Senior Vice President and Chief Financial Officer

Date:	August 3, 2015

Form 8-K                                First Financial Bancorp.

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated August 3, 2015.